UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2008

GEOVIC MINING CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52646	20-5919886
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

743 Horizon Court, Suite 300A, Grand Junction, Colorado		81506
(Address of principal executive offices)		(Zip Code)

(970) 256-9681 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          (e)   Amendment of Stock Option Plan.

At the Annual Stockholder’s Meeting held June 6, 2008, stockholders approved the Second Amended and Restated Stock Option Plan (the “Plan”) to amend and restate the Amended and Restated Stock Option Plan. The principal changes included in the Plan to Registrant’s Stock Option Plan are as follows:

  A provision to permit Optionees to effect, subject to the discretion of the Board of Directors, a “Net Exercise” of vested options. Using a Net Exercise, an Optionee may surrender vested Options to the Company and receive a number of shares of Company common stock equal to the number of surrendered options multiplied by the difference between (A) the exercise price of the surrendered options and (B) the fair market value of the Company’s common stock on the date of surrender and divided by (C) the per share option exercise price.

  A provision to allow the number of shares equal to all exercised options to become again available for issuance upon the exercise of Options subsequently granted under the Plan. Thus upon exercise of an option, or surrender of options upon a Net Exercise as described above, the same number of shares underlying those options would become available for issuance under the Plan. Before the amendments, the Stock Option Plan allowed only shares underlying options which expired unexercised or were terminated to again become available for issuance. The policies of the Toronto Stock Exchange, where securities of the Registrant are listed for trading, permit this provision provided that it is re-approved by Stockholders at least every three years.

  A provision to permit vested Options held by a Director at the time he leaves the Board, other than in the event of the death of such Director, to remain exercisable until expiry of the original option term. Before the amendment, the Stock Option Plan required that vested options held by retiring Directors must be exercised within 120 days of leaving the Board.

  Several changes under which the Compensation Committee of the Board of Directors will be authorized to administer and supervise the issuance of Options under the Plan. Before the amendment, the Stock Option Plan provided that the Board, an administrator on the instructions of the Board or a Committee of the Board may administer the Plan; as proposed for revision, the Compensation Committee shall administer and supervise the granting of Options, subject to the Board’s final approval of options granted.

  A provision under which options that would otherwise expire during “no trading” periods (“Blackout Periods”) established by the Company will be extended for a reasonable time after the Blackout Period expires. Before amendment the Stock Option Plan had no such extension provisions.

  Several provisions which reflect that the securities of the Registrant are now listed on the TSX, including those to clarify the manner in which amendments to the Plan shall be completed in the future, which do not materially change the Plan as in effect before the amendment.

No options held before the amendments by any person, including the Named Executive Officers, and the directors of the Registrant will be changed or modified as a result of the amendments made to the Plan. No Options under the Plan are expected to be granted to any such persons except in accordance with regular practices and approved by the Board of Directors. At the Annual Meeting of the Board of Directors of Registrant following the stockholder meeting, Wade Nesmith was elected Chairman, and was awarded options to purchase up to 50,000 shares of common stock under the Second Amended and Restated Stock Option Plan. The options are vested 40% at date of grant and 30% annually, conditional upon Mr. Nesmith continuing to serve as Chairman. The exercise price of the options is Cdn$1.33.

Adoption of the Plan has no effect on the compensation paid or expected to be paid to any Named Executive Officer nor any director. A copy of the Second Amended and Restated Stock Option Plan is attached as Exhibit 10.1.

Item 8.01. Other Events Submission of Matters to a Vote of Security Holders.

At the Annual Stockholders’ Meeting of the Corporation held on June 6, 2008, the following matters were submitted to a vote of the stockholders.

          (i)   Election of the following directors to the Corporation’s Board of Directors for a one-year term, with voting being as follows:

	FOR	WITHHELD	Not Voted

Robert J. (Don) MacDonald	49,255,422	828,369	--
Michael T. Mason	44,887,272	5,196,519	--
Wade Nesmith	49,208,422	875,369	--
Gregg Sedun	44,847,672	5,236,119	--
John E. Sherborne, Jr.	44,878,482	5,205,309	--
William A. Buckovic	44,911,911	5,171,880	--

          (ii)  The Second Amended and Restated Stock Option Plan of the Company was approved with 27,519,837 votes for, 6,529,440 votes against and 16,034,514 votes withheld.

          (iii)  Approved the appointment of Ernst & Young LLP as auditor to hold office until the next annual general meeting with 49,907,077 votes for and 176,714 votes withheld.

Item 9.01. Financial Statements and Exhibits.

(d)	The following exhibits are furnished herewith:

10.1 Second Amended and Restated Stock Option Plan, as approved June 6, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOVIC MINING CORP.
Registrant

June 10, 2008	By: /s/ John E. Sherborne
John E. Sherborne Chief Executive Officer

EXHIBIT INDEX

Exhibit No. Description

10.1      Second Amended and Restated Stock Option Plan, as approved June 6, 2008.